Exhibit 99

Press Release dated May 15, 2003

[LOGO OF TNP ENTERPRISES, INC.]	NEWS

P. O. Box 2943, Fort Worth, TX 76113

FOR IMMEDIATE RELEASE
For more information, contact:
	TNP Enterprises, Inc.	Texas-New Mexico Power Company
First Choice Power, Inc.
	Ted Babcock	Patrick Bridges
	(516) 933-3105	(817) 377-5541
	email:tbabcock@tnpe.com	email:pbridges@tnpe.com

TNP ENTERPRISES REPORTS FIRST QUARTER LOSS

FORT WORTH, Texas — May 15, 2003 — TNP Enterprises, Inc. (TNP) today announced a loss applicable to common stock of $25.2 million for the quarter ended March 31, 2003, as compared to income of $0.7 million for the comparable period in 2002.

TNP’s two principal subsidiaries are First Choice Power, Inc. (First Choice) and Texas-New Mexico Power Company (TNMP). Detailed below are certain financial highlights for TNP, First Choice, and TNMP for the quarters ended March 31, 2003, and March 31, 2002:

TNP ENTERPRISES, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Dollars in Thousands)

	2003			2002
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated
Operating Revenues	$61,365	$147,912	$183,721	$77,578	$79,826	$120,664
Net Income (Loss)	$7,048	$(20,537)	$(20,025)	$7,125	$5,111	$5,170
Income (Loss) Applicable to Common Stock	$7,048	$(20,537)	$(25,174)	$7,125	$5,111	$679
EBITDA *	$22,923	$(32,768)	$(11,711)	$22,164	$8,532	$29,095
Cash Flow from (used in) Operations	$5,444	$(14,373)	$(12,040)	$(47,427)	$6,240	$(42,406)
Consolidated Debt Outstanding as of March 31	N/A	N/A	$705,416	N/A	N/A	$832,232

*	EBITDA is an acronym for earnings before interest, taxes, depreciation, amortization, and charge for recovery of stranded plant. EBITDA is a non-GAAP financial measure used by analysts and the investment community to evaluate financial performance. EBITDA is not intended to replace GAAP earnings, but is provided as a tool to assist investors who may not consider those items useful in evaluating future financial results.

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Page Two/TNP ENTERPRISES REPORTS LOSS

TNP’s Loss

TNP had a consolidated loss applicable to common stock of $25.2 million for the quarter ended March 31, 2003, which represents a $25.9 million decrease as compared with income of $0.7 million for the same period in 2002. The $25.9 million decrease was driven by a $25.6 million decrease in First Choice earnings. The First Choice decrease resulted primarily from:

•	lower gross profits of $44.5 million ($27.6 million after taxes) resulting from increased purchased power expenses due to historically high natural gas prices during the period, and;
•	increased operations and maintenance costs of $5.8 million ($3.6 million after taxes) due to a higher reserve for uncollectable accounts receivables, higher customer acquisition costs and increased personnel costs in First Choice’s customer service organization.

Partially offsetting these decreases were:

•	increased gross profits of $12.5 million ($7.8 million after taxes) resulting from increases in price-to-beat revenues driven by fuel factor rate increases, and;
•	increased gross profits of $3.2 million ($2.0 million after taxes) attributable to increased revenues of $35.3 million from competitive customer acquisitions, partially offset by an increase in purchased power quantities of $32.1 million due primarily to the increase in competitive customers.

Income applicable to common for TNMP, TNP’s regulated subsidiary, was $7.0 million for the quarter ended March 31, 2003, which was consistent with income of $7.1 million for the same period in 2002.

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Page Three/TNP ENTERPRISES REPORTS LOSS

EBITDA

EBITDA for TNP was $(11.7) million for the quarter ended March 31, 2003, which is $40.8 million lower as compared to the same period in 2002. The $40.8 million decrease is primarily due to the First Choice variances described above. Detailed below is a reconciliation of TNP consolidated Net Income to EBITDA for the quarters ended March 31, 2003, and March 31, 2002:

Reconciliation of TNP Consolidated Net Income to EBITDA

(Dollars in Millions)

	2003	2002
Net Income (Loss)	$(20.0)	$5.2
Reconciling Items:
Interest charges	13.6	15.0
Income taxes	(12.4)	2.7
Depreciation, amortization & other	7.1	6.9
Charge for recovery of stranded plant	—	(0.7)

EBITDA	$(11.7)	$29.1

Cash Flow from Operations

TNP’s consolidated cash flow used in operations was $12.0 million in the first quarter of 2003, which represents an increase of $30.4 million, as compared to cash flow used in operations of $42.4 million for the same period last year. The increase is driven by a $49.6 million decrease in cash flow in 2002 due to the termination of a factoring agreement at TNMP and to a $49.2 million increase in cash flow from First Choice sales due to the acquisition of competitive customers. Partially offsetting these increases were higher purchased power costs of $37.7 million, cash paid for natural gas options of $18.7 million and increased payments to suppliers of $16.6 million primarily for transmission and distribution costs associated with competitive customers.

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Page Four/TNP ENTERPRISES REPORTS LOSS

Actions to Mitigate the Risk of Natural Gas Price Increases

The risk of continued increasing natural gas prices has been mitigated for the remainder of 2003, through the purchase of natural gas call options during the first quarter of 2003. The total cost of the options was approximately $18.7 million. A complete discussion of the natural gas price risks and strategies of First Choice to mitigate those risks is included in Company’s Form 10-Q on file with the Securities and Exchange Commission.

First Choice Customer Retention and Acquisitions

When competition began in January 2002, approximately 195,000 former TNMP customers became customers of First Choice. At March 31, 2003, First Choice served approximately 186,000, or 95 percent, of those customers. Additionally, First Choice serves approximately 55,000 residential, commercial and aggregated municipal competitive customers acquired since the competitive pilot project began in the second half of 2001. With a total of approximately 241,000 customers at March 31, 2003, First Choice increased overall customers served since January 2002 by 46,000, or 24 percent.

Since the merger dated April 7, 2000, TNP has reduced its consolidated debt balance by a total of $190.9 million.

Additional information on 2003 results can be obtained in the Company’s Form 10-Q on file with the Securities and Exchange Commission.

On Thursday, May 22, 2003, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time), company officials will hold a conference call to review the first quarter 2003 results. The conference call can be accessed by dialing 1-888-532-3191. A taped playback of the call will be available until May 29, 2003, by calling 1-800-252-6030 and entering access code 17103806.

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